INCORPORATED UNDER THE LAWS OF THE

STATE OF NEVADA



NUMBER 1

1,000,000 SHARES

BULLFROG AI HOLDINGS, INC.

110,000,000 Shares Authorized
100,000,000 of Common Stock and 10,000,000 Preferred Stock

This Certifies that VININDER SINGH is the owner of

ONE MILLION (1,000,000) COMMON STOCK *********** Shares of the Capital Stock of

The Bullfrog AI Holdings, Inc., which shares are fully paid, non-assessable and transferable only on the Books of the Corporation by the holder hereof in person or by duly authorized Attorney, on surrender of this Certificate properly endorsed.

In Witness Whereof the duly authorized officers of this Corporation have hereunto subscribed their names and caused the corporate Seal to be hereto affixed at

this 16th day of April A.D. 20 20

Secretary

President

Shares $.00001 Par Value Each.